Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 2, 2018, except for Note 12 (b) as to which the date is September 4, 2018, with respect to the audited consolidated financial statements of AudioEye, Inc. for the years ended December 31, 2017 and 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 4, 2018